Exhibit 99.1

Tapestry, Inc. Reports Fiscal 2019 Third Quarter Results

Announces $1 Billion Share Repurchase Authorization

NEW YORK--(BUSINESS WIRE)--May 9, 2019--Tapestry, Inc. (NYSE: TPR), a leading New York-based house of modern luxury accessories and lifestyle brands, today reported third quarter results for the period ended March 30, 2019.

Discussion of Financial Results:

Victor Luis, Chief Executive Officer of Tapestry, Inc., said, “We are pleased with our third quarter performance, highlighted by increases in sales and gross margin on a constant currency basis in each of our three brands. Most notably, we again drove positive comps at Coach and generated a significant sequential comp improvement at Kate Spade with Nicola Glass’s new collection resonating with consumers globally. Further, we continued to make key investments across our portfolio and to realize meaningful synergies from the successful integration of Kate Spade as we harness the power of our multi-brand model. Taken together, adjusted EPS was in-line with our expectations for the quarter.”

Share Repurchase Authorization:

The Company announced its Board of Directors has authorized the repurchase of up to $1 billion of its outstanding common stock. Pursuant to this program, purchases of shares of the Company's common stock will be made subject to market conditions and at prevailing market prices, through open market purchases. Repurchased shares of common stock will become authorized but unissued shares. These shares may be issued in the future for general corporate and other purposes. In addition, the Company may terminate or limit the stock repurchase program at any time.

Mr. Luis continued, “We’re also excited to announce the approval of a $1 billion share repurchase authorization, demonstrating our confidence in driving long-term, sustainable growth and value. Through this program we will optimize our capital deployment and enhance shareholder return, while maintaining our financial and strategic flexibility. Importantly, we remain committed to our longstanding capital allocation priorities supported by our strong balance sheet and free cash flow: investing in our brands and business, pursuing strategic acquisitions on an opportunistic basis and maintaining our dividend.”

Non-GAAP Reconciliation:

During the fiscal third quarter, the Company recorded certain charges associated with its Integration and Acquisition activities and ERP implementation efforts as well as the benefit of Tax Legislation changes. Taken together, these items decreased the Company’s third quarter reported net income by approximately $4 million or about $0.02 per diluted share. Please refer to the financial tables included herein for a detailed reconciliation of the Company’s reported to non-GAAP results.

Overview of Third Quarter 2019 Tapestry, Inc. Results:

  Net sales totaled $1.33 billion for the third fiscal quarter as compared to $1.32 billion in the prior year, an increase of 1% on a reported basis and 2% in constant currency.
  Gross profit totaled $916 million on a reported basis, while gross margin for the quarter was 68.8% compared to $908 million and 68.6%, respectively, in the prior year. On a non-GAAP basis, gross profit totaled $921 million, while gross margin was 69.2% as compared to $912 million and 68.9%, respectively, in the prior year.
  SG&A expenses totaled $810 million on a reported basis and represented 60.8% of sales compared to $749 million and 56.6%, respectively in the year-ago quarter. On a non-GAAP basis, SG&A expenses were $780 million and represented 58.6% of sales as compared to approximately $727 million and 55.0%, respectively, in the year-ago period.
  Operating income totaled $106 million on a reported basis, while operating margin was 7.9% versus $159 million and an operating margin of 12.0% in the prior year. On a non-GAAP basis, operating income was $141 million, while operating margin was 10.6% versus $184 million and an operating margin of 13.9% in the prior year.
  Net interest expense was $11 million in the quarter as compared to $17 million in the year ago period.
  Net income for the quarter was $117 million on a reported basis, with earnings per diluted share of $0.40. This compared to net income of $140 million with earnings per diluted share of $0.48 in the prior year period. The reported tax rate for the quarter of (23.4)% compared to the prior year reported rate of 1.3%. Additional Transition Tax guidance was released by the U.S. Treasury this quarter, which resulted in the reduction of the tax rate for the third fiscal quarter as compared to prior year. On a non-GAAP basis, net income for the quarter totaled $122 million, with earnings per diluted share of $0.42. This compared to non-GAAP net income of $158 million with earnings per diluted share of $0.54 in the prior year period. The non-GAAP tax rate for the quarter was 6.8% compared to a 5.6% in the prior year.
  Inventory was $811 million at the end of quarter versus ending inventory of $714 million in the year ago period.

Third fiscal quarter results in each of the Company’s reportable segments were as follows:

Coach Third Quarter of 2019 Results:

  Net sales for Coach totaled $965 million for the third fiscal quarter, as compared to $969 million in the prior year on a reported basis, or an increase of 1% on a constant currency basis. Global comparable store sales increased 1%, including a benefit of approximately 100 basis points driven by an increase in global e-commerce.
  Gross profit for Coach totaled $692 million, while gross margin was 71.7% on a reported and non-GAAP basis. This compared to reported gross profit and margin in the prior year of $691 million and 71.3%, respectively. On a non-GAAP basis, gross profit was $692 million, while gross margin was 71.4% in the prior year’s third quarter.
  SG&A expenses for Coach were $452 million on a reported basis and represented 46.8% of sales. On a non-GAAP basis, SG&A expenses were $447 million and represented 46.3% of sales. This compared to expenses of $441 million or 45.5% of sales in the year-ago quarter on both a reported and non-GAAP basis.
  Operating income for Coach totaled $239 million compared to reported operating income of $250 million in the prior year, while operating margin was 24.8% versus 25.8% a year ago. On a non-GAAP basis, operating income was $245 million compared to $252 million in the prior year, while operating margin was 25.4% versus 26.0% a year ago.

Kate Spade Third Quarter of 2019 Results:

  Net sales for Kate Spade totaled $281 million for the third fiscal quarter as compared to $269 million in the prior year, an increase of 4% on a reported basis and 5% in constant currency. Global comparable store sales declined 3%, including the positive impact of approximately 700 basis points from global e-commerce.
  Gross profit for Kate Spade totaled $178 million on a reported basis, while gross margin for the quarter was 63.3% as compared to $171 million and 63.5%, respectively, in the prior year. On a non-GAAP basis, third quarter gross profit was $182 million, while gross margin was 64.8% as compared to $172 million and 63.9%, respectively, in the year ago period.
  SG&A expenses for Kate Spade were $172 million on a reported basis and represented 61.2% of sales. This compared to reported SG&A expenses of $158 million in the year ago period, which represented 58.8% of sales. On a non-GAAP basis, SG&A expenses were $169 million and represented 60.1% of sales. This compared to expenses of $149 million or 55.4% of sales on a non-GAAP basis in the previous year.
  Operating income for Kate Spade was $6 million on a reported basis, representing an operating margin of 2.2%. This compared to operating income of $13 million and an operating margin of 4.7% on a reported basis in the year ago period. On a non-GAAP basis, operating income totaled $13 million, while operating margin was 4.7%. This compared to operating income of $23 million and an operating margin of 8.4% on a non-GAAP basis in the previous year.

Stuart Weitzman Third Quarter of 2019 Results:

  Net sales for Stuart Weitzman totaled $85 million for the third fiscal quarter compared to $84 million reported in the same period of the prior year, an increase of 2% on a reported basis and 4% in constant currency.
  Gross profit for Stuart Weitzman totaled $46 million on a reported basis, while gross margin for the quarter was 54.3% as compared to $45 million and 54.1%, respectively, in the prior year. On a non-GAAP basis, third quarter gross profit was $47 million, while gross margin was 55.2% as compared to $47 million and 56.6%, respectively, in the year ago period. Excluding the impact of currency, non-GAAP gross margin increased 70 basis points versus prior year.
  SG&A expenses for Stuart Weitzman were $60 million on a reported basis and represented 70.2% of sales as compared to $56 million or 67.3% of sales in the prior year’s third quarter. On a non-GAAP basis, SG&A expenses were approximately $60 million or 70.0% of sales as compared to $52 million or 61.8% of sales in the prior year.
  Operating income for Stuart Weitzman was a loss of $14 million on a reported basis, while operating margin was (15.9)% versus a loss of $11 million and (13.2)%, respectively, in the prior year. On a non-GAAP basis, the operating loss was $13 million or (14.9)% of sales versus a loss of $4 million or (5.1)% of sales, respectively, in the prior year.

Mr. Luis added, “As we look ahead, we are committed to executing our strategic plan and achieving our near-term and long-range financial targets. This includes our expectation of delivering positive comps at both Coach and Kate Spade along with profitability improvements at Stuart Weitzman, both in the fourth fiscal quarter and in the years ahead. As such, we are maintaining our EPS guidance for fiscal 2019 and our outlook for double-digit operating income and EPS growth in fiscal 2020.”

“We are confident in the clarity of our vision, the strength of our team and the benefits of our global, multi-brand platform. Our model is distinctive – we are brand-led and consumer-centric – with a culture built upon the values of optimism, innovation and inclusivity. Each of our brands have differentiated attitudes, bringing diversification to our portfolio. At the same time, each can leverage Tapestry’s core capabilities and infrastructure to drive meaningful synergies. Taken together, we are uniquely positioned to capture the vast opportunities within the attractive and growing global accessories, footwear and outerwear markets,” Mr. Luis concluded.

Fiscal Year 2019 Outlook

The following fiscal 2019 outlook is provided on a non-GAAP basis and replaces all previous guidance.

The Company expects revenues for fiscal 2019 to increase at a low-to-mid-single-digit rate from fiscal 2018.

In addition, the Company projects earnings per diluted share in the range of $2.55 to $2.60. This guidance continues to reflect cost savings resulting from expected synergies related to the Kate Spade acquisition of $100 to $115 million as well as the impact of distributor consolidations and buybacks and systems investments. This guidance includes the expectation for net interest expense to be in the area of $50 million for the year. Further, the full year fiscal 2019 tax rate is projected at about 18%.

Fiscal Year 2019 Outlook - Non-GAAP Adjustments:

The Company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP presented in this release and on the Company’s conference call because certain material items that impact these measures, such as the timing and exact amount of charges related to Integration and Acquisition and the costs associated with the Company’s ERP implementation have not yet occurred. Accordingly, a reconciliation of our non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort. Where possible, the Company has identified the estimated impact of the items excluded from its fiscal 2019 guidance.

This fiscal 2019 non-GAAP guidance excludes (1) expected pre-tax charges of approximately $35 million attributable to the Company’s ERP implementation efforts; (2) estimated pre-tax Integration and Acquisition charges of approximately $80 to $90 million (of which approximately $15 million is estimated to be non-cash); and (3) the impact of Tax Legislation of $9 million incurred in the second and third quarters of fiscal 2019. The Company continues to refine its integration plan and estimates for the ERP implementation efforts.

Conference Call Details:

The Company will host a conference call to review these results at 8:30 a.m. (ET) today, May 9, 2019. Interested parties may listen to the conference call via live webcast by accessing www.tapestry.com/investors on the Internet or calling 1-877-510-8087 or 1-862-298-9015 and providing the Conference ID 9287715. A telephone replay will be available starting at 12:00 p.m. (ET) today, for a period of five business days. To access the telephone replay, call 1-800-585-8367 or 1-404-537-3406 and enter the Conference ID 9287715. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website. Presentation slides have also been posted to the Company’s website at www.tapestry.com/investors.

The Company expects to report fiscal 2019 fourth quarter and full year financial results on Thursday August 15, 2019. To receive notification of future announcements, please register at www.tapestry.com/investors ("Subscribe to E-Mail Alerts").

Tapestry, Inc. is a New York-based house of modern luxury lifestyle brands. The Company’s portfolio includes Coach, Kate Spade and Stuart Weitzman. Our Company and our brands are founded upon a creative and consumer-led view of luxury that stands for inclusivity and approachability. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. To learn more about Tapestry, please visit www.tapestry.com. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Fiscal Year 2019 Outlook,” as well as statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” "anticipate," “excited,” “moving,” “leveraging,” “capitalizing,” “developing,” “drive,” “targeting,” “assume,” “plan,” “build,” “pursue,” “maintain,” “on track,” “well positioned to,” “look forward to,” “looking ahead,” “to acquire,” “achieve,” “strategic vision,” “growth opportunities” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs and successfully execute our ERP implementation and growth strategies, our ability to achieve intended benefits, cost savings and synergies from acquisitions, the risk of cybersecurity threats and privacy or data security breaches, and the impact of tax legislation, etc. Please refer to the Company’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarters and Nine Months Ended March 30, 2019 and March 31, 2018
(in millions, except per share data)

	(unaudited)		(unaudited)
	QUARTER ENDED		NINE MONTHS ENDED
	March 30, 2019	March 31, 2018	March 30, 2019	March 31, 2018

Net sales	$1,331.4	$1,322.4	$4,513.4	$4,396.3

Cost of sales	415.5	414.8	1,458.9	1,549.6

Gross profit	915.9	907.6	3,054.5	2,846.7

Selling, general and administrative expenses	810.1	748.6	2,410.3	2,363.1

Operating income	105.8	159.0	644.2	483.6

Interest expense, net	10.6	16.9	36.9	59.6

Income before provision for income taxes	95.2	142.1	607.3	424.0

Provision for income taxes	(22.2)	1.8	112.8	238.2

Net income	$117.4	$140.3	$494.5	$185.8

Net income per share:

Basic	$0.40	$0.49	$1.71	$0.65

Diluted	$0.40	$0.48	$1.70	$0.65

Shares used in computing net income per share:

Basic	290.0	286.2	289.5	284.7

Diluted	290.9	290.1	291.2	287.8

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Quarters Ended March 30, 2019 and March 31, 2018
(in millions, except per share data)
(unaudited)

	March 30, 2019
	GAAP Basis (As Reported)	ERP Implementation(1)	Integration & Acquisition(2)	Impact of Tax Legislation(3)	Non-GAAP Basis (Excluding Items)

Gross profit	$915.9	$-	$(5.0)	$-	$920.9

Selling, general and administrative expenses	810.1	14.7	15.6	-	779.8

Operating income	105.8	(14.7)	(20.6)	-	141.1

Income before provision for income taxes	95.2	(14.7)	(20.6)	-	130.5

Provision for income taxes	(22.2)	(3.7)	(2.4)	(24.9)	8.8

Net income	117.4	(11.0)	(18.2)	24.9	121.7

Diluted net income per share	0.40	(0.05)	(0.06)	0.09	0.42

	March 31, 2018
	GAAP Basis (As Reported)	Operational Efficiency Plan(4)	Integration & Acquisition(2)	Impact of Tax Legislation(3)	Non-GAAP Basis (Excluding Items)

Gross profit	$907.6	$-	$(4.1)	$-	$911.7

Selling, general and administrative expenses	748.6	2.9	18.3	-	727.4

Operating income	159.0	(2.9)	(22.4)	-	184.3

Income before provision for income taxes	142.1	(2.9)	(22.4)	-	167.4

Provision for income taxes	1.8	(1.0)	(12.1)	5.4	9.5

Net income	140.3	(1.9)	(10.3)	(5.4)	157.9

Diluted net income per share	0.48	-	(0.04)	(0.02)	0.54
(1) Amounts as of March 30, 2019 represent technology implementation costs.
(2) Amounts as of March 30, 2019 and March 31, 2018 represent charges primarily attributable to acquisition and integration costs related to the purchase of Kate Spade & Company, certain distributors for the Coach and Stuart Weitzman brands and assumed operational control of Kate Spade joint ventures. These charges include:
- Organization-related costs - Limited life purchase accounting adjustments - Professional fees
(3) Amounts as of March 30, 2019 represent a tax benefit primarily due to the transition tax related to foreign earnings deemed to be repatriated.
Amounts as of March 31, 2018 represent charges due to the transition tax related to foreign earnings deemed to be repatriated partially offset by the re-measurement of deferred tax assets and liabilities.
(4) Amounts as of March 31, 2018 represent technology infrastructure costs.

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Nine Months Ended March 30, 2019 and March 31, 2018
(in millions, except per share data)
(unaudited)

	March 30, 2019
	GAAP Basis (As Reported)	ERP Implementation(1)	Integration & Acquisition(2)	Impact of Tax Legislation (3)	Non-GAAP Basis (Excluding Items)

Gross profit	$3,054.5	$-	$(9.1)	$-	$3,063.6

Selling, general and administrative expenses	2,410.3	25.1	46.2	-	2,339.0

Operating income	644.2	(25.1)	(55.3)	-	724.6

Income before provision for income taxes	607.3	(25.1)	(55.3)	-	687.7

Provision for income taxes	112.8	(6.3)	(4.5)	9.2	114.4

Net income	494.5	(18.8)	(50.8)	(9.2)	573.3

Diluted net income per share	1.70	(0.06)	(0.17)	(0.04)	1.97

	March 31, 2018
	GAAP Basis (As Reported)	Operational Efficiency Plan(4)	Integration & Acquisition(2)	Impact of Tax Legislation (3)	Non-GAAP Basis (Excluding Items)

Gross profit	$2,846.7	$-	$(110.9)	$-	$2,957.6

Selling, general and administrative expenses	2,363.1	9.5	160.4	-	2,193.2

Operating income	483.6	(9.5)	(271.3)	-	764.4

Income before provision for income taxes	424.0	(9.5)	(271.3)	-	704.8

Provision for income taxes	238.2	(3.1)	(79.3)	199.6	121.0

Net income	185.8	(6.4)	(192.0)	(199.6)	583.8

Diluted net income per share	0.65	(0.02)	(0.67)	(0.69)	2.03

(1) Amounts as of March 30, 2019 primarily represent technology implementation costs.
(2) Amounts as of March 30, 2019 and March 31, 2018 represent charges primarily attributable to acquisition and integration costs related to the purchase of Kate Spade & Company, certain distributors of the Coach and Stuart Weitzman brands and assumed operational control of Kate Spade joint ventures. These charges include:

- Limited life purchase accounting adjustments

- Professional fees

- Severance and other costs related to contractual payments with certain Kate Spade executives

- Organization-related costs

- Inventory reserves established for the destruction of inventory

(3) Amounts as of March 30, 2019 represent charges primarily due to the transition tax related to foreign earnings deemed to be repatriated.
Amounts as of March 31, 2018 represent charges due to the transition tax related to foreign earnings deemed to be repatriated partially offset by the re-measurement of deferred tax assets and liabilities.
(4) Amounts as of March 31, 2018 primarily represent technology infrastructure costs.

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION - FOR SEGMENT RESULTS
For the Quarters Ended March 30, 2019 and March 31, 2018
(in millions)
(unaudited)

	March 30, 2019
	GAAP	Coach	Kate Spade	Stuart Weitzman	Corporate	Non-GAAP
Cost of sales
Integration & Acquisition		-	(4.3)	(0.7)	-
Gross profit	$915.9	$-	$(4.3)	$(0.7)	$-	$920.9

SG&A expenses
Integration & Acquisition		5.5	3.0	0.1	7.0
ERP Implementation		-	-	-	14.7
SG&A expenses	$810.1	$5.5	$3.0	$0.1	$21.7	$779.8

Operating income	$105.8	$(5.5)	$(7.3)	$(0.8)	$(21.7)	$141.1

	March 31, 2018
	GAAP	Coach	Kate Spade	Stuart Weitzman	Corporate	Non-GAAP
Cost of sales
Integration & Acquisition		(1.0)	(1.0)	(2.1)	-
Gross profit	$907.6	$(1.0)	$(1.0)	$(2.1)	$-	$911.7

SG&A expenses
Integration & Acquisition		0.2	9.1	4.7	4.3
Operational Efficiency Plan		-	-	-	2.9
SG&A expenses	$748.6	$0.2	$9.1	$4.7	$7.2	$727.4

Operating income	$159.0	$(1.2)	$(10.1)	$(6.8)	$(7.2)	$184.3

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION - FOR SEGMENT RESULTS
For the Nine Months Ended March 30, 2019 and March 31, 2018
(in millions)
(unaudited)

	March 30, 2019
	GAAP	Coach	Kate Spade	Stuart Weitzman	Corporate	Non-GAAP
Cost of sales
Integration & Acquisition		(2.0)	(5.4)	(1.7)	-
Gross profit	$3,054.5	$(2.0)	$(5.4)	$(1.7)	$-	$3,063.6

SG&A expenses
Integration & Acquisition		5.5	10.1	12.2	18.4
ERP Implementation		-	-	-	25.1
SG&A expenses	$2,410.3	$5.5	$10.1	$12.2	$43.5	$2,339.0

Operating income	$644.2	$(7.5)	$(15.5)	$(13.9)	$(43.5)	$724.6

	March 31, 2018
	GAAP	Coach	Kate Spade	Stuart Weitzman	Corporate	Non-GAAP
Cost of sales
Integration & Acquisition		(1.0)	(106.4)	(3.5)	-
Gross profit	$2,846.7	$(1.0)	$(106.4)	$(3.5)	$-	$2,957.6

SG&A expenses
Integration & Acquisition		0.2	106.6	6.5	47.1
Operational Efficiency Plan		-	-	-	9.5
SG&A expenses	$2,363.1	$0.2	$106.6	$6.5	$56.6	$2,193.2

Operating income	$483.6	$(1.2)	$(213.0)	$(10.0)	$(56.6)	$764.4

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The financial information presented above, as well as gross margin, SG&A expense ratio, and operating margin, have been presented both including and excluding the effect of certain items related to Integration & Acquisition-Related Costs and ERP Implementation-Related costs for Tapestry, Inc. and separately by segment and the impact of tax legislation for Tapestry, Inc.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and each segment and gross margin for the Stuart Weitzman segment have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency revenue results by translating current period revenue in local currency using the prior year period’s currency conversion rate.

Guidance for certain financial information for the fiscal year ending June 29, 2019 has also been presented on a non-GAAP basis.

Management utilizes these non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

TAPESTRY, INC.
SEGMENT INFORMATION
For the Quarters and Nine Months Ended March 30, 2019 and March 31, 2018
(in millions)
(unaudited)

	Coach	Kate Spade	Stuart Weitzman	Corporate	Total
Three Months Ended March 30, 2019

Net sales	$965.0	$281.1	$85.3	$-	$1,331.4
Gross profit	691.7	177.9	46.3	-	915.9
Operating income (loss)	239.5	6.1	(13.6)	(126.2)	105.8
Income (loss) before provision for income taxes	239.5	6.1	(13.6)	(136.8)	95.2

Three Months Ended March 31, 2018

Net sales	$969.3	$269.3	$83.8	$-	$1,322.4
Gross profit	691.3	171.0	45.3	-	907.6
Operating income (loss)	250.4	12.7	(11.0)	(93.1)	159.0
Income (loss) before provision for income taxes	250.4	12.7	(11.0)	(110.0)	142.1

Nine Months Ended March 30, 2019

Net sales	$3,174.3	1,034.9	$304.2	$-	$4,513.4
Gross profit	2,231.5	658.0	165.0	-	3,054.5
Operating income (loss)	848.9	140.1	(20.8)	(324.0)	644.2
Income (loss) before provision for income taxes	848.9	140.1	(20.8)	(360.9)	607.3

Nine Months Ended March 31, 2018

Net sales	$3,122.6	$972.8	$300.9	$-	$4,396.3
Gross profit	2,169.4	502.6	174.7	-	2,846.7
Operating income (loss)	826.7	(55.8)	19.7	(307.0)	483.6
Income (loss) before provision for income taxes	826.7	(55.8)	19.7	(366.6)	424.0

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At March 30, 2019 and June 30, 2018
(in millions)

	(unaudited)	(audited)
	March 30, 2019	June 30, 2018
ASSETS

Cash, cash equivalents and short-term investments	$1,337.3	$1,250.0
Receivables	285.7	314.1
Inventories	811.1	673.8
Other current assets	228.3	194.7

Total current assets	2,662.4	2,432.6

Property and equipment, net	921.6	885.4
Other noncurrent assets	3,385.9	3,360.3

Total assets	$6,969.9	$6,678.3

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$260.6	$264.3
Accrued liabilities	735.3	673.2
Current debt	0.7	0.7

Total current liabilities	996.6	938.2

Long-term debt	1,601.5	1,599.9
Other liabilities	840.6	895.6

Stockholders' equity	3,531.2	3,244.6

Total liabilities and stockholders' equity	$6,969.9	$6,678.3

TAPESTRY, INC.
STORE COUNT
At December 29, 2018 and March 30, 2019
(unaudited)

	As of			As of
Directly-Operated Store Count:	December 29, 2018	Openings	(Closures)	March 30, 2019

Coach
North America	399	1	(8)	392
International	585	11	(7)	589

Kate Spade
North America	218	1	(7)	212
International	176	7	(2)	181

Stuart Weitzman
North America	68	3	(1)	70
International	50	8	-	58

CONTACT:
Tapestry, Inc.
Analysts & Media:
Andrea Shaw Resnick
Interim Chief Financial Officer
Global Head of Investor Relations and Corporate Communications
212/629-2618
Christina Colone
Vice President, Investor Relations
212/946-7252